            Portions of this Exhibit 10.1 have be redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                                    AGREEMENT

         This Agreement ("Agreement") dated as of March 19, 1999 between OSI Pharmaceuticals, Inc. (formerly named Oncogene Science, Inc.), a Delaware corporation, having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 ("OSI"), and BioChem Pharma Inc., a corporation incorporated under the laws of Canada, having its registered office at 275 Boul. Armand-Frappier, Laval, Quebec, Canada H7V 4A7 ("BioChem") (formerly BioChem Pharma International Inc.).

                                   WITNESSETH:

         WHEREAS, BioChem and OSI are parties to a Collaborative Research, Development and Commercialization Agreement, with an effective date of May 1, 1996, as amended on October 29, 1996 and February 1997 (as amended, the "CRDC Agreement"); and

         WHEREAS, BioChem and OSI intend to terminate the CRDC Agreement and by this Agreement to change the relationship between them provided for in the CRDC Agreement; and WHEREAS, BioChem and OSI are parties to a Technology Transfer Agreement, with an effective date of August 25, 1996; and

         WHEREAS, BioChem and OSI intend by this Agreement to amend the terms of the Technology Transfer Agreement; and

         WHEREAS, commencing as of November 30, 1998 (the "Effective Date"), this Agreement between OSI and BioChem will be effective.

         NOW, THEREFORE, the Parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

         1.1. DEFINED TERMS. In this Agreement, unless the context or subject matter is inconsistent therewith, the following terms and expressions shall have the following meanings:

                  1.1.1. "Affiliate" shall mean, with respect to any Person (including a Party), any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, such first mentioned Person or any Person which is directly or indirectly controlled by a Person which controls the first mentioned Person; for the purpose of this definition, "control" shall mean, with respect to any Person (including any Party), the ownership of more than 50% of the voting shares or other voting equity of that Person.

                  1.1.2. "Analogue" shall mean a derivative or modification of a Lead Compound which is structurally similar to such Lead Compound but differs from it with respect to at least one component.

                  1.1.3. "BioChem Confidential Information" shall mean all confidential information disclosed to OSI as "confidential" or designated as "confidential" to OSI, to the extent that such information as of the date of disclosure to OSI was not (a) demonstrably known to OSI as evidenced by written documentation other than by virtue of a prior confidential disclosure to OSI by BioChem or its Affiliates, or (b) disclosed in the published literature or otherwise to the public through no fault of OSI, its Affiliates, employees or consultants, or (c) obtained from a third party without binder of secrecy; provided that such third party has no obligation of confidentiality to BioChem or its Affiliates.

                  1.1.4. "BioChem Patent Rights" shall mean Patent Rights, as set forth on Exhibit A hereto, claiming inventions that are conceived and reduced to practice solely by employees of BioChem or its Affiliates.

                  1.1.5. "BioChem Technology" shall mean and include all technology and technical information, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material, which are developed by employees of, or consultants to, BioChem and/or its Affiliates, prior to or during the term of the CRDC Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of the CRDC Agreement that is not Joint Technology, but only to the extent that BioChem or its Affiliates is legally entitled to disclose such technology and technical information.

                  1.1.6. "Confidential Information" shall have the meaning set forth in Section 7.1 hereof.

                  1.1.7. "Effective Date" shall mean November 30, 1998.

                  1.1.8. "Exclusive Field" shall mean ** for which an exclusive license has been granted by OSI to BioChem pursuant to Article IV hereof

----------
** This portion has been redacted pursuant to a request for confidential treatment.

                  1.1.9. "FDA" shall mean the United States Food and Drug Administration.

                  1.1.10. "Field" shall mean the Exclusive Field and the Non-Exclusive Field.

                  1.1.11. "Independent Third Party" shall mean any Person other than BioChem, OSI and/or any of their respective Affiliates.

                  1.1.12. "Joint Patent Rights" shall mean Patent Rights, including those set forth on Exhibit B hereto, claiming inventions that are conceived and reduced to practice jointly, solely in respect of the Field during the term of the CRDC Agreement, by employees or consultants of OSI and employees or consultants of BioChem and of their respective Affiliates.

                  1.1.13. "Joint Technology" shall mean and include all technology and information, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, fortnulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, formulations and biological, toxicological and clinical data, that were developed jointly by employees of, or consultants to, BioChem and OSI solely in respect of the Field, described on Exhibit C hereto, such that BioChem and OSI, each having contributed to the development of such technology and technical information, owns an undivided interest therein.

                  1.1.14. "Lead Compound" shall mean any compound as set forth on Exhibit D hereto.

                  1.1.15. "NDA" shall mean a new drug application filed with the FDA with respect to a Product.

                  1.1.16. "Net Sales" shall mean the gross amounts actually received by BioChem and its Affiliates and Sublicensees from arms' length sales of Product(s) to third parties, whether invoiced or not, less:

                           (a)      Trade, quantity and cash discounts allowed;

                           (b) Refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

                           (c)      Product returns and allowances;

                           (d) Any tax imposed on the Product other than income tax that is appropriately deducted from sales; and

                           (e)      Allowance for distribution expenses.

Such amounts shall be determined from the books and records of BioChem and its Affiliates and sublicensees, as appropriate, maintained in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

         In the event a Product is sold in combination with another product(s), the Net Sales from the combination product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product by the fraction A/(A+B), where A is the average sale price of the Product when sold separately and B is the average sale price of the other product(s) when sold separately in finished form.

                  1.1.17. "Non-Exclusive Field" shall mean Hepatitis B Virus ("HBV") and Human Immunodeficiency Virus ("HIV") for which non-exclusive cross licenses have been granted pursuant to Article V hereof.

                  1.1.18. "OSI Confidential Information" shall mean all confidential information disclosed to BioChem as "confidential" or designated as "confidential" to BioChem, to the extent that such information as of the date of disclosure to BioChem is not (a) demonstrably known to BioChem as evidenced by written documentation other than by virtue of a prior confidential disclosure to BioChem by OSI or its Affiliates, or (b) disclosed in the published literature or otherwise to the public through no fault of BioChem, its Affiliates, employees or consultants, or (c) obtained from a third party without binder of secrecy; provided that such third party has no obligation of confidentiality to OSI or its Affiliates.

                  1.1.19. "OSI Patent Rights" shall mean Patent Rights, as set forth on Exhibit E hereto, claiming inventions that are conceived and reduced to practice solely by employees of OSI or its Affiliates.

                  1.1.20. "OSI Technology" shall mean and include all technology and technical information, including all inventions, chemical structures and methods for synthesis, structure-activity relationships, assay methodology, methods, processes, formulae, plans, specifications, characteristics, equipment and equipment designs, know how, trade secrets, discoveries, results, formulations and biological, toxicological and clinical data and physical, chemical or biological material, which are developed by employees of, or consultants to, OSI and/or its Affiliates, prior to or during the term of the CRDC Agreement or acquired by purchase, license, assignment or other means from third parties prior to or during the term of the CRDC Agreement that is not Joint Technology, but only to the extent that OSI or its Affiliates is legally entitled to disclose such technology and technical information.

                  1.1.21. "Patent Rights" shall mean all patents and patent applications, including any divisional, continuation, continuation-in-part, reissue, renewal or extension thereof, or substitute therefor, and the letters patent that may be issued thereon, any registration or confirmation of such letters patent, relating to Joint Technology, Lead Compounds or Products, their methods of manufacture or uses of intermediates therefor, or formulations thereof.

                  1.1.22. "Product" shall mean any and all products in final, approved, packaged and labeled pharmaceutical dosage form suitable for sale to and use by an end user containing a Lead Compound or Analogue emanating from the Joint Technology in the Exclusive Field and any and all formulations, mixtures or compositions thereof. Product shall include all of its indications.

                  1.1.23. "Technology Transfer Agreement" shall mean the Technology Transfer Agreement, dated August 26, 1996, between OSI and BioChem.

         1.2. Any capitalized terms used but not defined herein shall have the same meanings as in the CRDC Agreement.

                                   ARTICLE II
                          TERMINATION OF CRDC AGREEMENT

         2.1. OSI and BioChem hereby agree that the CRDC Agreement is terminated as of the Effective Date and is of no further force and effect. Subject to the obligations set forth in this Agreement, each of the Parties hereto hereby releases the other Party and its respective officers, directors, stockholders, employees, agents, successors and assigns from and against any and all claims of any nature, in law or equity, past, present or future, known or unknown, fixed or contingent, which they may have under or in respect of the CRDC Agreement.

         2.2. Upon termination of the CRDC Agreement, and save and except for any Confidential Information with respect to Joint Technology relating to the license rights referred to in Articles IV and V hereof, OSI and BioChem shall each promptly return to the other party all of the other party's Confidential Information and all copies thereof; none of OSI, BioChem or any of their respective Affiliates shall have any further obligations thereunder except as provided in this Agreement.

         2.3. Each Party confirms that the other Party and its Affiliates shall, on and after the Effective Date, be free to conduct research activities within the Field, subject to the terms and conditions of this Agreement.

                                   ARTICLE III
                         PAYMENT; DELIVERY OF MATERIALS

         3.1. PAYMENT. Upon the execution of this Agreement, BioChem agrees to pay the sum of Two Million US Dollars (US $2,000,000) to OSI, which amount includes license fees for license rights referred to in Article IV hereof and valuable consideration for amending the value of the Licensed Technology in the Technology Transfer Agreement referred to in Article VIII hereof. Upon such payment from BioChem to OSI and subject to any payments provided for in Sections
4.3 and 4.4 hereof, BioChem and OSI have settled all costs and expenses owing to each other pursuant to the CRDC Agreement.

         3.2. DELIVERIES OF MATERIALS.

                  3.2.1. OSI shall deliver to BioChem the materials constituting Joint Technology, as listed on Exhibit F hereto, no later than 30 days following the date of execution of this Agreement, to allow BioChem to exercise its license rights in the Exclusive Field, as set forth in Section 4.1.1 hereto.

                  3.2.2. BioChem shall deliver to OSI the materials constituting Joint Technology, as listed on Exhibit F hereto, no later than 30 days following the date of execution of this Agreement, to allow OSI to carry out research and development activities in the Non-Exclusive Field, as set forth in Section 5.2 hereto.

                  3.2.3. OSI shall deliver to BioChem the materials constituting Joint Technology, as listed on Exhibit F hereto, no later than 30 days following the date of execution of this Agreement, to allow BioChem to carry out research and development activities in the Non-Exclusive Field, as set forth in Section
5.1 hereto.

                                   ARTICLE IV

                                       **

         4.1. LICENSES.

                  4.1.1. License to BioChem. For good and valuable consideration, OSI

----------
** This portion has been redacted pursuant to a request for confidential treatment.

hereby grants to BioChem a worldwide, irrevocable, exclusive license, in perpetuity, including the right to grant sublicenses, under the Joint Patent Rights and Joint Technology in the Exclusive Field to conduct research and to develop, make, have made, use, sell and have sold Products. OSI agrees that it shall have no rights to use the Joint Patent Rights and Joint Technology for any purpose whatsoever, including research activities, in the Exclusive Field.

                  4.1.2. Sublicenses. If BioChem grants a sublicense pursuant to
Section 4.1.1 hereof, BioChem shall guarantee that any sublicensee fulfills all of its obligations under this Agreement. In the event BioChem grants sublicenses under Section 4.1.1 to others to make, have made, use, sell or have sold Products, such sublicenses shall include an obligation of the sublicensees to account for and report all Net Sales of Products to BioChem on the same basis as if such sales were Net Sales of Products by BioChem, in accordance with Section
4.4 hereof.

         4.2. REPORTING REQUIREMENTS.

                  4.2.1. BioChem shall prepare and submit to OSI, on or about each anniversary of the Effective Date hereof, a written report which shall (a) list the Lead Compounds or Analogues that are, or may be considered to be BioChem, candidates for Phase I clinical trials, and (b) briefly describe BioChem's progress during the previous calendar year with respect to the Lead Compounds or Analogues previously identified as candidates for Phase I clinical trials. Such report may be general in nature and shall not include any BioChem proprietary information.

                  4.2.2. Within 30 days after the first sale of any Product, BioChem shall prepare and submit to OSI a concise written report which shall include the name of such Product and the locations were the Product is sold or to be sold.

         4.3. MILESTONE PAYMENTS.

                  4.3.1. BioChem shall make a milestone payment to OSI of ** upon the successful completion of Phase I clinical trials for each Lead Compound or Analogue. Each Lead Compound or Analogue can give rise to only one such milestone payment.

                  4.3.2. Upon the filing of an NDA with the FDA or an equivalent filing with appropriate regulatory authorities in Europe or in Asian countries for each Product, BioChem shall make a milestone payment to OSI of **. Each Product can give rise to only one such milestone payment.

                  4.3.3. Upon approval of an NDA by the FDA or receipt of an equivalent approval in Europe or in an Asian country for marketing approval for each Product, BioChem shall pay OSI the sum of **. Each Product can give rise to only one such milestone payment.

         4.4. ROYALTIES, PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES,
RECORDS.

                  4.4.1. Royalties - Lead Compounds. BioChem shall pay OSI a royalty at the rate of ** of the Net Sales by BioChem and its Affiliates of each Product containing a Lead Compound. BioChem shall continue to pay such royalty on Net Sales of each Product in

----------
** This portion has been redacted pursuant to a request for confidential treatment.

each country (a) so long as the manufacture, use or sale of which is covered by a valid claim under the Joint Patent Rights with respect to such Product in such country or (b) if not covered by a valid claim under the Joint Patent Rights, for 10 years from the date of first commercial sale of such Product in each such country. If BioChem sublicenses its rights to a Lead Compound under this Agreement to a third party, BioChem shall pay to OSI an amount equal to the greater of (i) ** of the applicable royalty payment due to BioChem under such sublicense arrangement or (ii) ** of sublicensee's Net Sales; provided, however, that in no event shall such royalty to OSI exceed ** of the sublicensee's Net Sales.

                  4.4.2. Royalties - Analogues. BioChem shall pay OSI a royalty at the rate of ** of the Net Sales by BioChem and its Affiliates of each Product containing an Analogue. BioChem shall continue to pay such royalty on Net Sales of each Analogue in each country (a) so long as the manufacture, use or sale of which is covered by a valid claim under the Joint Patent Rights with respect to such Analogue in such country or (b) if not covered by a valid claim under the Joint Patent Rights, for 10 years from the date of first commercial sale of such Analogue in each such country. If BioChem sublicenses its rights to an Analogue under this Agreement to a third party, BioChem shall pay to OSI an amount equal to the greater of (i) ** of the applicable royalty payment due to BioChem under such sublicense arrangement or (ii) ** of the sublicensee's Net Sales; provided, however, that in no event shall such royalty to OSI exceed ** of the sublicensee's Net Sales.

----------
** This portion has been redacted pursuant to a request for confidential treatment.

                  4.4.3. Patent Dates. Royalties shall be paid by BioChem on Net Sales made by BioChem within 90 days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product or Analogue in each country and a calculation of the amount of royalty due. With respect to Net Sales made by sublicensees, BioChem shall pay to OSI the amounts specified in Sections 4.4.1 and 4.4.2 within 30 days following receipt by BioChem of royalty payments due to BioChem from its sublicensees.

                  4.4.4. Accounting. The Net Sales used for computing the royalties payable to OSI by BioChem shall be computed and paid in U.S. Dollars. For purposes of determining the amount of royalties due with respect to Net Sales in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into U.S. Dollars using for each month's calculation the foreign currency exchange rate on the last day of the preceding month or such other method as is consistent with internal foreign currency translation procedures of BioChem or the sublicensee paying the royalties, as actually used by such party on a consistent basis in preparing its audited financial statements.

                  4.4.5. Records. BioChem shall keep for three years from the date of each payment of royalties complete and accurate records of Net Sales by BioChem, its Affiliates and sublicensees of each Product in sufficient detail to allow the accruing royalties to be determined accurately. OSI shall have the right for a period of three years after receiving any report or statement with respect to royalties due and payable to obtain at OSI's expense from the independent certified public accountant used by BioChem for public reporting an audit of the relevant records of BioChem to verify such report or statement. BioChem shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period, unless a subsequent inspection reveals discrepancies which may have also occurred during such period. Such independent certified public accountant shall report to OSI only as to the accuracy of the Net Sales computation and royalty payments. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for such party to reveal such information in order to enforce its rights under this Agreement or disclosure is required by law. The failure of OSI to request verification of any report or statement during the three-year period shall be considered acceptance of the accuracy of such report, and BioChem shall have no obligation to maintain records pertaining to such report or statement beyond the three-year period. The results of the inspection shall be binding on both parties.

                  4.4.6. Withholding Taxes. All amounts owing to OSI as specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on the income of BioChem. BioChem will assist OSI in minimizing the withholding tax applicable to any payment made by BioChem hereunder and in claiming tax refunds at OSI's reasonable request.

                                    ARTICLE V
                          HEPATITIS B VIRUS ("HBV") AND
                      HUMAN IMMUNODEFICIENCY VIRUS ("HIV")


                  5.1. LICENSE TO BIOCHEM. OSI hereby grants to BioChem a royalty-free worldwide, irrevocable non-exclusive license in the Non-Exclusive Field, including the right to grant sublicenses hereunder, under the Joint Patent Rights and Joint Technology, to research, develop, make, have made, use, sell, have sold and commercialize antiviral agents against HBV and HIV.

                  5.2. LICENSE TO OSI. BioChem hereby grants to OSI a royalty-free worldwide, irrevocable non-exclusive license in the Non-Exclusive Field, including the right to grant sublicenses hereunder, under the Joint Patent Rights and Joint Technology, to research, develop, make, have made, use, sell, have sold and commercialize antiviral agents against HBV and HIV.

                                   ARTICLE VI
                                  PATENT RIGHTS

         6.1. JOINT PATENT RIGHTS RELATING TO THE EXCLUSIVE FIELD. BioChem shall have the exclusive right, at its own expense, to take all necessary actions to obtain, sustain and enforce patent protection for Joint Patent Rights relating to the Exclusive Field, including the following:

                  (a) filing applications for patents on any patentable inventions included within Joint Patent Rights relating to the Exclusive Field;

                  (b) prosecuting all pending and new patent applications included with Joint Patent Rights relating to the Exclusive Field and responding to opposition or any other form of action for invalidity or revocation of patent rights filed by Independent Third Parties against the grant of patents for such applications; and

                  (c) maintaining in force any patents included within Joint Patent Rights relating to the Exclusive Field by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such patents were granted.

         OSI shall provide reasonable assistance to BioChem to achieve the objectives of this Article. BioChem shall keep OSI informed as to all developments with respect to Joint Patent Rights by copying OSI on all documents and correspondence related to such protection and maintenance.

         6.2. PATENT RIGHTS RELATING TO THE NON-EXCLUSIVE FIELD. Upon the reasonable request of a Party, each Party agrees to provide assistance to the other Party with respect to the filing of patent application(s) in or relating to the Non-Exclusive Field.


                                   ARTICLE VII
                    CONFIDENTIAL INFORMATION AND PUBLICATION

         7.1. GENERAL. Each of BioChem and OSI recognizes that the other Party's Confidential Information, BioChem Technology, OSI Technology, Joint Technology, BioChem Patents, OSI Patents, Joint Patent Rights and the results of research pursuant to the CRDC Agreement (collectively, the "Confidential Information") constitute highly valuable proprietary confidential information.

         7.2. TREATMENT OF CONFIDENTIAL INFORMATION.

                  7.2.1. Subject to the disclosure obligations set forth in this Article, each of BioChem and OSI agree that, during the term of this Agreement and for a period of 10 years thereafter, each Party will maintain, and shall cause its Affiliates to maintain, the Confidential Information in confidence and shall not disclose, divulge or otherwise communicate such Confidential Information to Independent Third Parties (except its own Confidential Information, its own Technology or its own Patents). Notwithstanding any provision of this Agreement, BioChem and OSI hereby agree that they shall, together with their Affiliates, be entitled to use, outside of the Field, know how obtained during the term of this Agreement.

                  7.2.2. Each Party further agrees to exercise, and shall cause its Affiliates to exercise, every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents or those of its Affiliates.

         7.3. PRESS RELEASES AND ANNOUNCEMENTS.

                  7.3.1. Neither OSI nor BioChem shall, and OSI and BioChem shall cause their Affiliates not to, issue any press release or other public announcement disclosing any Confidential Information (other than its own Confidential Information, its own Technology or its own Patents) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except where such announcements or press releases are required by law for the purposes of securing the registration of, and/or governmental approval to market, in accordance with this Agreement, any Products, or for the procurement of patent protection of Joint Patent Rights. Notwithstanding the foregoing, each Party shall have the right to disclose the existence of this Agreement in any prospectus, offering memorandum or other document or filing required by applicable securities laws or other applicable law or regulation.

                  7.3.2. Where a press release or public announcement is required by law, the Party required to disclose Confidential Information shall inform the other Party and provide it with a copy of any such press release or public announcement.

                  7.3.3. Each of BioChem and OSI shall inform the other Party of any Confidential Information which it is required to disclose.

         7.4. PUBLICATIONS. Notwithstanding the provisions of Sections 7.1, 7.2 and 7.3 hereof, any results arising from research pursuant to the CRDC Agreement may be published, subject to the following applicable restrictions:

                  7.4.1. The Party intending to publish, directly or indirectly, shall provide the other Party with a copy of the manuscript (including any abstract) for any proposed publication or presentation no later than 30 days prior to the submission of such proposed publication or presentation to a journal, editor or other Independent Third Party for the purpose of review and comment. The other Party shall have the right to comment on the authorship of the publication or presentation and to request modifications of any manuscript to be published or presented, if such manuscript will jeopardize a Patent Right, patent, trade secret, or other proprietary right related to this Agreement. If the Party intending to publish does not agree with the authorship or any modifications, the Parties shall consult independent patent counsel satisfactory to both Parties whose determination shall be final and binding on the Parties.

                  7.4.2. If the other Party informs the publishing Party within 30 days of receipt of an advance copy of a proposed publication that such publication in its reasonable judgment could be expected to have material adverse effect on Joint Patent Rights or Confidential Information, the publishing Party shall delay or prevent such publication as proposed. In the case of inventions, such Party shall delay or cause the author to delay submission of the work for publication or other public disclosure for up to six months after filing of a patent application.

                                  ARTICLE VIII
                   AMENDMENT TO TECHNOLOGY TRANSFER AGREEMENT

         8.1. The Technology Transfer Agreement is hereby amended as follows:

                  8.1.1. Article VI is hereby amended to delete the final sentence of Section 6.2.

                  8.1.2. Article VII, Royalty, is hereby deleted in its entirety.

         8.2. The Technology Transfer Agreement, as amended hereby, shall remain in full force and effect.

                                   ARTICLE IX
                                     NOTICES

         9.1. All notices shall be taxed, or mailed via certified mail, return receipt requested, or courier, addressed as follows, or to such other address as may be designated from time to time:

If to OSI:        At its address as set forth at the beginning of
                  this Agreement

                  Attn.:  Colin Goddard, Ph.D., President &
                  Chief Executive Officer
                  Fax : 516-745-6429

If to BioChem:    At its address as set forth at the beginning of
                  this Agreement

                  Attn.:  VP Legal Affairs & Corporate Secretary
                  Fax :  450-978-7739

Notices shall be deemed given as of the date of receipt.

                                    ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

         10.1. GOOD STANDING. Each of BioChem and OSI represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and that it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         10.2. PROPER AUTHORIZATION. Each of BioChem and OSI represents and warrants that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of each Party's stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Party or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which BioChem or OSI is a party or by which BioChem or OSI or their respective properties may be bound or affected.

         10.3. BINDING AGREEMENT. Each of BioChem and OSI represents and warrants that this Agreement is a legal, valid and binding obligation of each party, enforceable against the other in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

         10.4. TITLE. Each of BioChem and OSI for itself represents that it has good and marketable title to all of its properties, rights and assets to be used in the fulfillment of its responsibilities under this Agreement, subject to no claim of any third party.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

         11.2. HEADINGS. The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement, and no construction or inference shall be derived therefrom.

         11.3. ENTIRE AGREEMENT. This Agreement and the documents and other agreements referred to herein set forth the entire agreement and understanding of the Parties.

         11.4. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

         11.5. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.6. AMENDMENT, WAIVER, ETC. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         11.7. ASSIGNMENT AND SUCCESSORS. This Agreement and the rights and interests hereunder may not be assigned by either party in whole or in part except to an Affiliate, a purchaser of all or substantially all of the assets of a party or to any successor corporation resulting from any merger or consolidation of either party with or into such corporation.

         11.8. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

         11.9. DISPUTE RESOLUTION. In the event BioChem and OSI cannot agree on any matter requiring agreement between the Parties, the matter of differences shall be determined by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by one person appointed by the Parties or, if the Parties cannot agree within 30 days following notification by one Party that it wishes to refer a matter to arbitration, by such person empowered by the American Arbitration Association to so appoint an arbitrator. Arbitration shall take place in a location agreed to by the Parties, or absent such agreement, chosen by the arbitrator. The decision of the arbitrator shall be final and binding on both Parties. The fees and expenses of the arbitrator shall be borne equally by the Parties.

         11.10. INDEMNIFICATION. BioChem shall indemnify, defend and hold harmless OSI, its officers and their respective successors, heirs and assigns (the "Indemnitees") against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any infringement (including, but not limited to, actions in the form of tort, warranty or strict liability) arising out of any claim by a third party relating to the manufacture, use or sale of a Product. Except as provided above, the parties agree that all warranties, express or implied, are excluded.

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized representatives as of the date first written above.

                                        BIOCHEM PHARMA INC.


                                        By: /s/ Jacques LaPointe
                                            ----------------------------------
                                            Name:  Jacques LaPointe
                                            Title: President and C.O.O.


                                        By: /s/ Francois Lagault
                                            ----------------------------------
                                            Name:  Francois Lagault
                                            Title: Executive Vice President
                                                   Corporate Development


                                        OSI PHARMACEUTICALS, INC.


                                        By: /s/ Colin Goddard
                                            ----------------------------------
                                            Name:  Colin Goddard
                                            Title: President and CEO

                                    EXHIBIT A

                              BIOCHEM PATENT RIGHTS

                                       **















----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    EXHIBIT B

                               JOINT PATENT RIGHTS

                                       **
















----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    EXHIBIT C

                               JOINT TECHNOLOGY

                                       **
















----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    EXHIBIT D

                                 LEAD COMPOUNDS

                                       **
















----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    EXHIBIT E

                                OSI PATENT RIGHTS

                                       **
















----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                   EXHIBIT F

                                   MATERIALS


1)   As per Section 3.2, OSI to BioChem:  **


2)   As per Section 3.3, BioChem to OSI:  **


3)   As per Section 3.4, OSI to BioChem:  **















----------
** This portion has been redacted pursuant to a request for confidential treatment.